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                          SCHEDULE B DATED DECEMBER 1, 1994
                                        TO THE
                         INVESTMENT ADVISORY AGREEMENT DATED
                                   JANUARY 28, 1993
                                       BETWEEN
                                    THE ARBOR FUND
                                         AND
                          CITIZENS COMMERCIAL & SAVINGS BANK


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

    Portfolio                                    Fee
    ---------                                    ---
    Golden Oak Growth and Income Portfolio       .74%